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                                                                                      EXHIBIT 12
SOUTHWESTERN BELL TELEPHONE COMPANY
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
Dollars in Millions
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                                    NINE MONTHS ENDED
                                    SEPTEMBER 30,                           YEAR ENDED DECEMBER 31,

                                    1995        1994      1994     1993     1992     1991     1990
Income Before Income Taxes,
Extraordinary  Loss and Cumulative
Effect of Changes in
 Accounting Principles              $  1,386.8  $1,238.1  $1,585.9 $1,424.2 $1,324.7 $1,286.3 $1,319.4
  Add:  Interest Expense                 258.4     261.6     357.9    385.2    408.7    456.3    439.3
      1/3 Rental Expense                   7.1      18.2      25.6     22.8     27.6     22.7     29.6


  Adjusted Earnings                 $  1,652.3  $1,517.9  $1,969.4 $1,832.2 $1,761.0 $1,765.3 $1,788.3


Total Interest Charges              $    258.4  $  261.6  $  357.9 $  385.2 $  408.7 $  456.3 $  439.3
1/3 Rental Expense                         7.1      18.2      25.6     22.8     27.6     22.7     29.6


  Adjusted Fixed Charges            $    265.5  $  279.8  $  383.5 $  408.0 $  436.3 $  479.0 $  468.9


Ratio of Earnings to Fixed Charges        6.22      5.42      5.14     4.49     4.04     3.69     3.81
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